                                                                    Exhibit 10.5


                             GAS SERVICE AGREEMENT
                       (Service for Firm Transportation)


                                    between


                          WESTAR TRANSMISSION COMPANY
                                   "COMPANY"


                                      and


                                ENERGAS COMPANY,
                     a division of Atmos Energy Corporation


                                   "CUSTOMER"



                            Dated:  January 1, 1996

                                     INDEX

    SECTION  TITLE                                                         PAGE

       I     Definitions..................................................   1

      II     Customer Order...............................................   4

     III     Representation, Warranties Title

             and Indemnities................. ............................   5

      IV     Force Majeure................................................   6

       V     Nominations and Scheduling...................................   7

      VI     Quality of Gas...............................................  12

     VII     Term.........................................................  12

    VIII     Remedies Upon Material Default...............................  13

      IX     Measurement and Pressure.....................................  13

       X     Billings, Payments and Audit.................................  14

      XI     Communications...............................................  15

     XII     Miscellaneous................................................  17

             Signatures...................................................  19

             Customer Order

                             GAS SERVICE AGREEMENT
                                   (ENERGAS)

THIS AGREEMENT, effective on January 1, 1996, between WESTAR TRANSMISSION COMPANY, (Company), and ENERGAS COMPANY, a division of Atmos Energy Corporation (Customer), and for the consideration stated, the parties agree as follows:

                                   RECITALS

     1. Customer and Company from time to time will enter into certain arrangements whereby Company will provide Customer firm transportation service as set forth in a "Customer Order".

     2. Company has entered into contracts with various transporters, marketing companies, and other companies (Entity(ies)) in order to effectuate the services which will be performed under any Customer Order.

     3. Customer understands and agrees that any services provided under this Agreement are subject to the various governmental filings by each Entity, including, without limitation, compliance statements filed in accordance with
Part 284 of the Federal Energy Regulatory Commission's (FERC) regulations under the Natural Gas Policy Act of 1978, as amended from time-to-time.

                                  SECTION I
                                  DEFINITIONS

     1. "Firm Transportation" means, subject to force majeure, transportation service on a non-interruptible basis.

     2. "Day" means the period of twenty-four (24) consecutive hours, commencing at 7:00 a.m. Central Time (CT) on one calendar day and ending at 7:00 a.m. CT on the next day. The reference date for any day is the calendar date when the twenty-four (24) hour period began. "Business day" means a day consisting of Monday through Friday, excluding federal holidays.

     3. "Delivery Point(s)" means the outlet flange of Company's transporter's facilities at the interconnection point with the facilities of Customer or Customer's designee described in a Customer Order.

     4. "Gas" means natural gas with or without the removal of any hydrocarbon or inert constituents after it is produced from a well, and includes gas produced from a well producing gas only, from a well producing gas with condensate, or from a well producing gas in association with oil.

     5. "Customer Order" means a form described in general which is attached as Exhibit A, and which evidences the agreement as to the terms of a particular transaction for the service(s) provided under this Agreement.

     6. "MCQ" or "Maximum Contract Quantity" means the maximum total contract quantity of gas that may be received and delivered by Company during the term in a Customer Order.

     7. "MDQ" or "Maximum Daily Quantity" means during the term of a Customer Order, the maximum daily quantity of gas that may be received and delivered by Company during any day.

     8. "Measuring Party" means a mutually agreeable party who will measure the gas under an executed Customer Order. If no Measuring Party is designated, then the Transporter immediately downstream of the Receipt Point(s) or upstream of the Delivery Point(s) will be the Measuring Party.

     9. "Month" means a period beginning at 7:00 a.m. CT on the first day of a calendar month and ending at 7:00 a.m. CT on the first day of the next month.

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

     10. "Overrun" means any quantity of gas that exceeds the MDQ, and/or MCQ, as agreed to between Company and Customer, and described in a Customer Order.

     11. "Underdelivered" means a quantity of gas delivered by the Company to the Delivery Point(s) for the Customer's account that is in excess of the amount of gas received by the Company from the Customer at the Receipt Point(s).

     12. "Overdelivered" means a quantity of gas delivered by the Customer at the Receipt Point(s) for the Customer's account that is in excess of the amount of gas delivered by the Company for the Customer's account at the Delivery Point(s).

     13. "Receipt Point(s)" means the inlet flange of Company's or Transporter's facilities at the interconnection point with the facilities of Customer or Customer's designee, described in a Customer Order.

     14. "Transporter(s)" means any pipeline on which any gas under this Agreement is transported.

     15. For payment purposes, the quantity and measurement of gas delivered and received hereunder will be stated in Mcf. For balancing purposes the quantity of gas will be stated in MMBtu. For measurement purposes, the quantity of gas delivered and received hereunder will be stated in Mcf and in MMBtu. The MMBtu quantity will be derived by taking the measured volumes of gas in cubic feet multiplied by their Gross Heating Value divided by one million (1,000,000). The pertinent terms are as follows:

          (a)   "Cubic foot of gas" means the volume of gas which occupies one
                (1) cubic foot of space at a temperature of sixty degrees (60 degrees) Fahrenheit and the referenced pressure base as set forth by the Measuring Party.

          (b) "Mcf" means one thousand (1,000) cubic feet of gas and "Bcf" means one billion (1,000,000,000) cubic feet of gas.
          (c) "Btu" means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and five tenths degrees (58.5 degrees) Fahrenheit to fifty-nine and five tenths degrees (59.5 degrees) Fahrenheit at a constant pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute.
          (d)  "MMBtu" means one million (1,000,000) Btu.
          (e) "Gross Heating Value" means the number of Btu liberated by the complete combustion, at constant pressure, of one (1) cubic foot of gas, at a base temperature of sixty degrees (60 degrees) Fahrenheit and a referenced pressure base as set forth by the Measuring Party, with air of the same temperature and pressure of the gas, after the products of combustion are cooled to the initial temperature of the gas, and after the water resulting from combustion is condensed to the liquid state. The Gross Heating Value of the gas is to be corrected for the water vapor content of the gas being delivered; provided, that if the water vapor content of the gas is seven (7) pounds or less per one million (1,000,000) cubic feet, the gas will be assumed to be dry and no correction will be made.
          (f) "Referenced pressure base" for measurement and determination of gas volume and Gross Heating Value will be established by the Measuring Party; however, the referenced pressure base is always to be the same for gas volume and Gross Heating Value.

     16. "Operating Agreement" means the agreement between Westar Transmission Company and Energas Company, dated December 1, 1996, covering measurement equipment and testing, measurement specifications, pressures, quality, maintenance of facilities, and other operational matters.

     17. "Imbalance" means the difference between the confirmed gas volumes received at the Receipt Point(s) and the confirmed gas volumes delivered at the Delivery Point(s).

                                  SECTION II
                                CUSTOMER ORDER

     1. Customer Order. The parties may enter into one or more agreements for firm transportation service hereunder from time to time, and each such agreement will be reflected in a Customer Order executed by both parties which will constitute a supplement to and form a part of this Agreement, so that each transaction involving this Agreement and a Customer Order constitutes a single, entire agreement between Customer and Company. Each Customer Order will contain provisions regarding Term, Type of Service, Rate, Receipt Point(s), Delivery Point(s), Quantity and any other obligations of Customer and Company.

     2. Conflict. If a conflict exists between a Customer Order and this Agreement, the terms of the Customer Order will govern the applicable transaction. If a conflict exists between two or more Customer Orders under this Agreement, the Customer Order with the latest effective date will govern the applicable transaction period.

                                  SECTION III
              REPRESENTATIONS, WARRANTIES, TITLE AND INDEMNITIES

     1. Company. Company represents that it has, or will have, all contracts in place necessary to provide the services described in each Customer Order, subject to Paragraph 3 of the RECITALS and Paragraph 10. Operating Conditions and Agreements. of Section XI MISCELLANEOUS.

     2. Customer. Customer warrants that it has good title to or good right to the gas delivered to Company under each applicable Customer Order, and that the gas is free and clear of all liens, encumbrances, or adverse claims of any kind. Customer indemnifies, saves and holds harmless, Company from all claims, losses, causes of action, damages and expenses (including, but not limited to attorney's fees and court costs) due to any adverse claims against the Company for the gas delivered to Company by Customer. Customer warrants that all gas delivered to Company for transportation hereunder is eligible for transportation under any governmental authority having jurisdiction.

     3. Control and Possession. Customer is in control and possession of the gas and is responsible for and indemnifies Company against any injury or any damage caused thereby until the gas is delivered to Company or its designee at the Receipt Point(s), except for any injury or damage caused by Company. Responsibility for the gas passes to Company at the Receipt Point(s), and then Company is in control and possession of the gas and is responsible for, and indemnifies Customer against injury or damage caused thereby, except for injury or damage caused by Customer. Likewise, responsibility for the gas passes to Customer at the Delivery Point(s), and then Customer is in control and possession of the gas.

     4. Damages. Notwithstanding anything in this Agreement to the contrary, neither party will be responsible to the other party for any incidental, consequential, lost profit, punitive or exemplary damages for a breach of this Agreement.

                                  SECTION IV

                                 FORCE MAJEURE

     1. Force Majeure. In the event that either Company or Customer is rendered unable, wholly or in part, by reason of an event of force majeure, to perform its obligations under this Agreement, other than to make payment due hereunder, and such party has given notice and full particulars of such force majeure in writing to the other party as soon as possible after the occurrence of the cause relied on, then the obligations of the parties, insofar as they are affected by such force majeure, shall be suspended during the continuance of such inability, but for no longer period, and such cause shall, insofar as possible, be remedied with all reasonable dispatch.

     The term "force majeure" in this Agreement means, without limitation; acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of the government, either federal or state, civil or military, civil disturbances, explosions, breakage, breakdown or accident to machinery, equipment or lines of pipe, the necessity of repairing, altering, maintaining, inspecting, replacing, changing the size of, substituting or removing machinery, equipment, pipelines, storage or plant facilities, and any other causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension. Such term likewise includes (i) in those instances where Customer or Transporter is required to obtain servitudes, right-of-way grants, permits, exceptions or licenses to enable such party to fulfill its obligations, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way grants, permits, exceptions or licenses, and (ii) in those instances where Customer or Transporter is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permission from any governmental agency (federal, state or municipal, civil or military) to enable such party to fulfill its obligations hereunder, the inability of such party to acquire or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such material and supplies, permits and permissions. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party or a Transporter having the difficulty and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

                                   SECTION V
                          NOMINATIONS AND SCHEDULING

     1. Nomination. For all quantities of gas that are to be scheduled beginning on the first day of any month, Customer will provide written notice, in a form to be provided by Company, either via the Company's electronic bulletin board or via facsimile, no later than eleven (11:00) am CT three (3) business days prior to the month of delivery. For all quantities that are to be scheduled or changed any day after the first day of any month, Customer will provide either via the Company's electronic bulletin board or via facsimile, notice by eleven (11:00) am CT on the day prior to the day of the proposed change. Company may waive any part of the notice requirement upon request if, in Company's sole judgment, operating conditions permit such waiver. In addition to the information required on the nomination form, Customer will specify whether the gas scheduled is current month deliveries or Imbalance Payback Quantities (defined below). The volumes will be allocated through the meters in the following order: (i) Imbalance Payback Quantity, (ii) Base Load

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

Requirements- Energas transportation, (iii) Base Load Requirements - Energas/KN Marketing, L.P. sales, (iv) Swing Load Requirements - Energas/KN Marketing, L.P. sales.

     2. Confirmation Notice. Company shall provide Customer notice, by Company's electronic bulletin board or by telefacsimile, of all quantities of gas requested by Customer that Company has confirmed for flow. Such notice shall be provided not later than 4:00 p.m. CT on the day prior to the day of flow. Company shall also provide Customer notice by Company's electronic bulletin board or by telefacsimile, of all quantities of gas received by Company for Customer's account. Such notices shall be provided not later than 4:00 p.m. CT on the day after the day of flow for only gas received at those Receipt Points that are electronically monitored by Company.

     3. Rate of Flow. The gas to be received by Company's Transporter hereunder shall be delivered by Customer at uniform hourly and daily rates of flow as nearly as practicable, but it is recognized that due to operating conditions the quantities of gas received and delivered may not be in balance on any one particular day. However, the Company reserves the right to reduce the confirmed nomination at the Delivery Point(s) in the event Customer's nominated gas at the Receipt Point(s) is not concurrently made available to Company or its Transporter. Furthermore, in addition to the notices required under Section V, paragraph 2 above, Company and Customer shall immediately inform each other of any changes to deliveries at the Delivery Point(s) and the Company reserves the right to reduce the confirmed nomination at the Receipt Point(s) to a quantity that is ratable to the then current volumes being delivered at the Delivery Point(s), provided that the Customer can nominate volumes at the Receipt Point(s) as Imbalance Payback Quantity.

       4. Imbalances. In any given month, any quantities of gas received by Company from Customer (or its designee) at the

Receipt Point(s) or delivered to Customer by Company at the Delivery Point(s) that is less than or equal to a ten percent (10%) variance with the confirmed quantities at the Receipt Point(s) and/or Delivery Point(s) is an "Imbalance Quantity". Company shall provide a monthly statement to Customer showing the previous month's volume activity confirmed at the Receipt Point(s) and the Delivery Point(s) and the resulting Imbalance Quantity. Customer will then have until forty-five (45) days following the receipt of such notification (Payback Period) to schedule with Company the volumes necessary to reduce the Imbalance Quantity to zero (Imbalance Payback Quantity).

     5. Imbalance Exchanges. In the event Company establishes an imbalance exchange service program in conjunction with the transportation services provided under this Agreement, Customer will be eligible to participate in the program under the terms thereof.

     6. Cash Out. In the event there remains an Imbalance Quantity after the Payback Period has expired, Company will cash out the remaining imbalance from that transaction month for Underdelivered imbalances as set forth in Section
6A), and for Overdelivered imbalances as set forth in Section 6B). If Customer's confirmed quantities of gas at the Delivery Point(s) are in excess of ten percent (10%) of the confirmed quantities of gas at the Receipt Point(s) (Underdelivery Quantities), or Customer's confirmed quantities of gas at the Delivery Point(s) are less than ninety percent (90%) of the confirmed quantities of gas at the Receipt Point(s) (Overdelivery Quantities), Company will invoice and Customer will pay a cash out invoice as follows:

          A) for Underdelivered imbalances or Underdelivery Quantities the Cash Out invoice shall be equal to the Underdelivered quantity times the "Index Basket" plus:

               (a) for 1996- $0.6742 per MMBtu plus the Westar Transmission Company (Westar) transportation rate of $0.2858 per Mcf.
               (b) for 1997- $0.6342 per MMBtu plus the Westar transportation rate of $0.2858 per Mcf.
               (c) for 1998- $0.6042 per MMBtu plus the Westar transportation rate of $0.2858 per Mcf.
               (d) for 1999 through 2001- $0.3042 per MMBtu plus the Westar transportation rate of $0.2858 per Mcf.
               (e) In the event the approved rate for transportation on the Westar system (as that system is described in the Operating Agreement) changes, then the $0.2858 per Mcf rate for transportation will be replaced with the new rate which has been approved by The Railroad Commission of Texas, which notwithstanding the structure of such approved rate shall be the cost of service rate expressed on a per unit of actual throughput basis for the capacity used to provide the firm transportation service.

          B) for Overdelivered imbalances or Overdelivery Quantities the cash out invoice shall be equal to the Overdelivered quantity times ninety percent (90%) of the "Index Basket".

     The "Index Basket" referred to above shall be equal to the sum of the "prices" stated in dollars per MMBtu of: (i) fifty percent (50%) of the arithmetic average of the index prices listed in each edition of "Natural Gas Week", published during the applicable calendar month by Oil Daily Company in the table titled "Gas Price Report", under the column labeled "Delivered to Pipeline", "This Week" for Texas West Spot, and (ii) twenty five percent (25%) of the first publication in the applicable month of "Inside

     F.E.R.C.'s Gas Market Report", published by McGraw-Hill, Inc. for
     Panhandle Eastern Pipeline Co., Texas, Oklahoma (Mainline) under the heading "Prices of Spot Gas Delivered to Pipeline" under the category labeled "Index", and (iii) twenty five percent (25%) of the index price published in the first edition of the month in "Natural Gas Intelligence Gas Price Index" for the applicable calendar month, identified in the table entitled "SPOT GAS PRICES" under the column entitled "Contract Index", the "Intrastate Avg." for the "West Texas/Permian" gas.

          C) Should any of the indices or publications above become unavailable, Customer and Company will use their best efforts to locate another source of this information, or in the event that the information cannot be obtained through another source, Customer and Company shall agree upon another index to replace the index which has become unavailable.

     7. Upstream and Downstream Transporters. Customer shall make, or cause to be made, all necessary arrangements with other pipelines or parties upstream of the Receipt Point(s) or downstream of the Delivery Point(s) in order to effectuate Company's receipt or delivery of Customer's gas. Company's obligations are subject to Customer making such necessary arrangements set forth in the immediately preceding sentence, and such arrangements must be coordinated with Company.

     8. Third Party Imbalance Penalties. If on any day Customer or Company's Transporter receives or delivers, or causes to be received or delivered, a quantity or Btu content of gas that is greater or less than that nominated and scheduled for receipt or delivery at the Receipt or Delivery Point(s), and such deliveries cause Customer or Company to incur a penalty(ies), cashout cost(s), fee(s), forfeiture(s) or charge(s) as levied by any transporter or Transporter(s), upstream or downstream of the respective Receipt and Delivery Point(s), the responsible party agrees to bear and pay such penalty(ies), cashout cost(s), fee(s), forfeiture(s) or charge(s). Customer and Company agree to provide one another all information necessary to determine what event, or which party caused the imbalance resulting in the imposition of penalty(ies), cashout cost(s), fee(s), forfeiture(s) or charge(s) by a transporter or Transporter(s) at the Receipt or Delivery Point(s).

                                  SECTION VI
                                QUALITY OF GAS

     1. Specification. All natural gas delivered by Customer to Company at the Receipt Point(s) shall conform to the quality specifications imposed from time to time by the most restrictive of the Transporter(s). All natural gas redelivered by Company to Customer at the Deliver Point(s) shall be governed by the Operating Agreement.

     2. Failure to Conform. If the gas tendered for receipt by Company from Customer fails at any time to conform to the quality specifications set forth in the Section titled "Specification", then Company may refuse to accept the receipt of the gas and will notify Customer. Customer shall make a diligent effort to correct such failure within twenty-four (24) hours following any such notice, and if Customer is not successful then Company in its sole discretion may (i) request its Transporter to accept delivery of any non-conforming gas, or
(ii) continue to refuse to accept the non-conforming gas and Company's obligations regarding such gas will be suspended. Non-conforming gas tendered by Company to Customer at the Delivery Point(s) shall be governed by the Operating Agreement,

     3.   Odorization.  Odorization shall be governed by the Operating
Agreement.

                                  SECTION VII
                                     TERM

     This Agreement is in effect on the Effective Date and will continue through December 31, 2001 and provided, that this Agreement and any Customer Order will continue in effect until the later of (i) the expiration of any outstanding Customer Order, or (ii) for so long as it takes to change any nominations to any transporter or Transporter(s) reflecting the cessation of the receipt and delivery of gas under any Customer Order and iii) to resolve any outstanding Imbalance Quantities.

                                 SECTION VIII
                        REMEDIES UPON MATERIAL DEFAULT

     1. If either party hereto shall fail to perform any material covenant or obligation imposed upon it under this Agreement, than in such event the non-defaulting party may, at its option, terminate this Agreement upon acting in accordance with the procedures hereafter set forth in this Section. The non-defaulting party shall cause a written notice to be served on the defaulting party, which notice shall state specifically the cause of terminating this Agreement and shall declare it to be the intention of the non-defaulting party to terminate this Agreement if the default is not cured. The defaulting party shall have ten (10) days after receipt of the aforesaid notice in which to remedy or remove the cause or causes stated in the termination notice, and if within such ten-day period, the defaulting party does so remedy or remove said cause or causes and fully indemnifies the non-defaulting party for any and all consequences of such breach, then such termination notice shall be withdrawn and this Agreement shall continue in full force and effect. In the event that the defaulting party fails to remedy or remove the cause or causes or to indemnify the non-defaulting party for any and all consequences of such breach within such ten-day period, this Agreement shall be terminated and of no further force or effect from and after the expiration of such ten-day period.

     2. Any termination of this Agreement pursuant to the provisions of this Article shall be (i) without prejudice to the rights of Company to collect any amounts then due Company for gas delivered prior to the time of termination (ii) without prejudice to the rights of Customer to receive any gas for which it has paid but not received prior to the time of termination, and (iii) without waiver of any other remedy to which the non-defaulting party may be entitled.

                                  SECTION IX
                           MEASUREMENT AND PRESSURE

     1. Measurement. Unless specified in a Customer Order to the contrary, the measurement of gas and testing of measurement facilities will be governed by the applicable measurement and testing provisions and procedures of the Measuring Party. The parties agree to rely on correct information provided by the Measuring Party as to the quantity of gas measured at the Receipt and Delivery Point(s).

     2. Pressure. The gas delivered by Customer at the Receipt Point(s) shall be delivered at a pressure sufficient to overcome the operating pressure existing in Company's or its Transporter's facility from time to time; however, in no event shall such delivery pressure exceed the maximum operating pressure of the system receiving the gas. The gas delivered at the Delivery Point(s) shall be delivered by Company or its Transporter at the pressure existing from time-to-time in Company's or Transporter's pipeline. Company or Transporter shall not be obligated to install or operate compression facilities in order to effect receipt or delivery of gas. Customer (or Customer's designee), any transporter and Company and Transporter are completely and solely responsible for the installation and maintenance of overpressure protection equipment on their own pipeline(s), valve(s) and any other interconnection equipment.

                                   SECTION X
                         BILLINGS, PAYMENTS AND AUDIT

     1. On or before the fifteenth (15th) day of each Month, Company shall render a statement to Customer giving the total quantity of gas, expressed in Mcf and in MMBtu, received and delivered by Company's Transporter hereunder during the preceding Month , any imbalances, and the monies due therefor. Such statements are to be rendered in accordance with this Agreement, and shall include any amounts due for tax reimbursement under the provisions of this Agreement. In the event the total amount due Company cannot be determined on or before the fifteenth (15th) day of the Month, Company shall nevertheless invoice Customer for the amounts that are known and/or nominated by Customer, and when the information is available Company shall invoice for actual amounts (or refund any payment as necessary) as soon as practicable after such amount is determined.

     2. Ten (10) days after the statement is received by Customer, Customer shall make payment to Company by wire transfer per the instructions set forth in the Article titled "COMMUNICATIONS". If Customer disputes the amount of any statement for any reason, Customer shall notify Company of such dispute and shall be obligated to pay only the undisputed portion of such statement on the due date. Customer shall pay the disputed portion of the statement which is determined to be owing to Company within fifteen (15) days after the date the dispute is resolved, together with interest on such amount at the rate set forth in Paragraph 4 below, commencing on the original due date of the statement and continuing until paid. If the statement shall have been paid in full and it shall be determined that such disputed portion of the statement was paid in error, Company shall refund such amount to Customer, together with interest at the rate hereinafter set forth below over the period that Company had possession of the money, within fifteen (15) days after resolution of the dispute.

     3. All statements, bills, computations and payments shall be subject to correction of any errors contained therein until two (2) years after date of payment, and after such period any errors found will be deemed to be waived by the affected party.

     4. Any amounts due for gas delivered hereunder remaining unpaid after the due date for such payment shall bear interest at the lesser of the highest lawful interest rate or the prime rate charged by Norwest Bank of Denver plus two percent (2%) until paid.


     5. Each party shall have access to and the right to audit during regular business days and business hours, upon reasonable notice, all measurement, billing, computation and payment records maintained by the other party which relate to gas received under this Agreement. All records will be maintained for two (2) years after payment has been made for the month to which the records pertain.


                                  SECTION XI
                                COMMUNICATIONS

     1. Notices and Addresses. Unless otherwise provided in this Agreement, any notice (other than a Customer Order which may be sent by telefacsimile or other electronic means), statement, demand, or payment called for is to be in writing and shall be considered delivered when deposited in the U.S. Mail, postage prepaid, telecopied/telefacsimilied or hand delivered to either party at the address designated. Unless changed in writing, the addresses are:

     Company:

     Payments:
          Wire Transfer       WESTAR TRANSMISSION COMPANY
                              Norwest Banks Colorado, N.A.
                              Denver, CO
                              ABA# 102 00 076
                              Acct: # 101-0918-554

     Notices and Correspondence:
                              WESTAR TRANSMISSION COMPANY
                              333 Clay Street, Suite 2000
                              Houston, TX  77002-9817
                              Attn:  Transportation and Exchange
                              Telecopier No. (713) 739-6695
                              Telephone No. (713) 739-2900

     Customer:

     Notices and Correspondence:
                              ENERGAS COMPANY, a division of
                              Atmos Energy Corporation
                              PO Box 650205
                              Dallas, TX  75265-0205
                              ATTN:  Intrastate Gas Supply


     Statements:              ENERGAS COMPANY, a division of
                              Atmos Energy Corporation
                              PO Box 650205
                              Dallas, TX  75265-0205
                              ATTN:  Intrastate Gas Supply
                              Telecopier No.  (214)788-3773
                              Telephone No.  (214)788-3746

     2. Operating Communications. Operating communications by telefacsimile will be considered as duly delivered the day after transmittal.

     3. Telefacsimile/Telecopy Transmission. All communications, including Customer Orders, may be sent by telefacsimile/telecopy, and signatures appearing on the telefacsimile/telecopy are binding on the signatory party.

                                  SECTION XII
                                 MISCELLANEOUS

     1. Waiver of Default. No waiver by Company or Customer of any default of the other under this Agreement or a Customer Order shall operate as a waiver of any future default, whether of a like or different character.

     2. Assignment. This Agreement may not be assigned by either party without consent of the other party, which consent shall not be unreasonably withheld, unless assigned to an affiliate or subsidiary of a party. Such assignment shall not relieve the assigning party of any of its obligations under this Agreement.

     3. Joint Preparation. This Agreement is deemed to be drafted and prepared equally and jointly, regardless of which party prepared or submitted the document to the other, and shall not be construed against one party or the other as a result of the preparation, submittal or execution.

     4. No Third-Party Beneficiary. Except for the parties, their successors and assigns, no person, including without limitation, any joint operating agreement party, any owner of a royalty interest, overriding royalty interest or production right, any Transporter or Storer, shall have any rights as a third-party beneficiary or otherwise under this Agreement or any Customer Order.

     5. Severability. If any part of this Agreement or a Customer Order is held to be void or unenforceable by any court or under any law, that part shall be deemed stricken and all remaining provisions shall continue to be valid and binding upon the parties.

     6. Laws, Rules and Regulations. This Agreement and all Customer Orders are subject to all valid applicable federal, state and local laws, rules and regulations of any governmental body or official having jurisdiction. The parties are entitled to treat all laws, orders, rules and regulations issued by any federal or state regulatory body as valid and may act in accordance therewith until such time the same may be invalidated by final judgment in a court of competent jurisdiction.

     7. Modification. Any modification of terms or amendment of provisions of this Agreement or a Customer Order will become effective only by written agreement between the parties.


     8. Minimal Creditworthiness. Company or Customer shall not be required to perform, or continue to perform under this Agreement or a Customer Order in the event (i) either party applies or has applied for bankruptcy, or (ii) one party fails, in the good faith opinion of the other party, to demonstrate minimal creditworthiness.

     9. Taxes and Fees. To the extent permitted by law, Customer shall reimburse Company for;
          (a) any natural gas gathering, occupation, production, inventory, severance or sales taxes, first use tax, gross receipt tax, or taxes similar in nature or equivalent in effect which are now or hereafter imposed or assessed against Company or any transporting entities by any lawful authority as a result of the transportation of natural gas under this Agreement or the production or gathering of such natural gas.
          (b) any fees or charges by any Governmental agency which Company incurs that are related to any service rendered to Customer under this Agreement.

     10. Operating Conditions and Agreements. The services provided by Company to Customer under this Agreement are subject to the various tariffs, statements of compliance, statements of operating conditions, general terms and conditions, transportation agreements, exchange agreements, and general operating conditions of the various Entities at and between the Receipt Point(s) and the Delivery Point(s).

     11. Choice of Law and Venue. THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT RECOURSE TO THE RULES OF CONFLICT OF LAWS.

     12. Confidentiality. The terms of this Agreement, including but not limited to, price, rates or fees, the identified transporting pipelines, Transporter(s), and cost of transportation, the quantities of gas, and all other material terms shall be kept confidential by the parties, except to the extent that any information must be disclosed to a third party as required by federal, state or local law, regulation or governmental process, or for the purpose of effectuating transportation of the gas hereunder or for obtaining regulatory orders pertaining to the delivery or utilization of gas sold hereunder or for regulatory filings or reports, or except to the extent that any information is in the public domain, or which, through no breach by either party of its obligations hereunder, ceases to be confidential.


COMPANY                          CUSTOMER

WESTAR TRANSMISSION COMPANY      ENERGAS COMPANY, a division of
                                 Atmos Energy Corporation

By:                              By:
    --------------------------       ---------------------------
Name:                            Name:
     -------------------------         -------------------------
Title:                           Title:
      ------------------------          ------------------------
Date:                            Date:
     -------------------------         -------------------------

                                CUSTOMER ORDER
        COMPANY SHALL CAUSE THE FIRM TRANSPORTATION OF GAS AS FOLLOWS:
                                  (BASE LOAD)

This Customer Order entered into on January 1, 1996, between WESTAR TRANSMISSION COMPANY (Company), and ENERGAS COMPANY, a division of Atmos Energy Corporation (Customer) is subject to, made a part of and is incorporated by reference into the Gas Service Agreement dated January 1, 1996, between Company and Customer (Agreement).

     Term:     January 1, 1996 through December 31, 2001

     Type of Service:    Firm transportation service.

     Receipt Point(s):   Interconnection facilities with Westar Transmission
               Company, "Westar" and other mutually agreed to points on Red River Pipeline, L.P., and AOG Gas Transmission Company L.P., subject to the operating limitations of these receipt facilities.

     Delivery Point(s):  All points of interconnection between Westar
               Transmission Company and Customer where Customer receives gas as of the date of the Agreement, for resale through certain of Customer's distribution facilities.

     Maximum Daily Quantity:

               A. For the period beginning January 1, 1996 through December 31, 1996 - 13,661 MMBtu per day.

               B. For the period beginning January 1, 1997 through December 31, 1997 - 75,000 MMBtu per day.

               C. For the remainder of the Term under this Customer Order 100,000 MMBtu per day

               D. Such Maximum Daily Quantities will not apply to confirmed Imbalance Payback Quantities

     Maximum Contract Quantity:
               A. For the period beginning January 1, 1996 through December 31, 1996 5,000,000 MMBtu.

               B. For the period beginning January 1, 1997 through December 31, 1997 up to 9,000,000 MMBtu.

               C. For the remainder of the Term of this Customer Order - up to 13,500,000 MMBtu per calendar year thereafter.

     Rate (as delivered):  $0.2858 per Mcf

     Special Provisions:

               A. In the event the approved rate for transportation on the Westar system (as that system is described in the Operating Agreement) changes, then the $0.2858 per Mcf rate for transportation will be replaced with the new rate which has been approved by The Railroad Commission of Texas, which notwithstanding the structure of such approved rate shall be the cost of service rate expressed on a per unit of actual throughput basis for the capacity used to provide the firm transportation service.

               B. If the City of Odessa elects, not to supply the gas requirements of the City and certain of its environs, then the Maximum Contract Quantity for 1997 shall become 10,000,000 MMBtu, and for the remaining term of the Agreement the Maximum Contract Quantity shall become 15,000,000 MMBtu per calendar year.


COMPANY                             CUSTOMER

WESTAR TRANSMISSION COMPANY         ENERGAS COMPANY, a division of
                                    Atmos Energy Corporation

By:                                  By:
       ------------------------             -----------------------
Name:                                Name:
       ------------------------             -----------------------
Title:                               Title:
       ------------------------             -----------------------
Date:                                Date:
       ------------------------             -----------------------